Exhibit 10.1

 SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Carmelo Russo (“Russo”) and Aerosonic Corporation (the “Company”).

WHEREAS, the Company and Russo have agreed that Russo shall cease to be an employee of the Company on and as of the close of business on Friday, June 27, 2008, which date shall be referred to as the Separation Date; and

WHEREAS, the Company has agreed to provide Russo with certain additional consideration to which he would not otherwise have been entitled in the absence of this Agreement, pursuant to the terms and conditions described herein; and

WHEREAS, Russo and the Company further desire to settle any and all matters that might arise, or have arisen, out of Russo’s employment with the Company and the cessation thereof and have mutually agreed upon the terms and conditions of Russo’s separation from employment with the Company as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.        Cessation of Employment. As of the close of business on June 27, 2008, Russo’s employment with the Company will be terminated (the “Separation Date”), and he shall cease to be an employee for any purpose whatsoever and shall be entitled to no further payment or benefits from the Company except as specifically provided herein. As of the Separation Date, Russo, by execution of this Agreement, hereby resigns, effective immediately, as an officer or director of the Company and any and all subsidiaries and affiliates of the Company.

2.        Effective Date. The effective date of this Agreement shall be the eighth day after Russo signs this Agreement (the “Effective Date”). As of the Effective Date, if Russo has not revoked this Agreement pursuant to paragraph 9, this Agreement shall be fully effective and enforceable.

3.	Severance Pay.

a.         Compensation. From the Effective Date through November 28, 2009, Russo shall be compensated by payment at his regular base salary rate in effect as of the Effective Date of this Agreement, payable in accordance with the normal payroll periods of the Company (collectively, the “Severance Pay”).

b.         Benefits. As of the Effective Date, Russo’s eligibility to participate in the Company’s benefits plan will cease. Russo’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall commence as of the Separation Date. Russo shall be solely responsible for all COBRA payments, provided that the Company shall reimburse Russo on a monthly basis a sum equal to the monthly premium Russo shall pay for COBRA coverage less the amount that is required to be contributed by senior officers of the Company for similar health insurance coverage during such period, until the earlier to occur of Russo’s employment by another entity which provides such health insurance benefits; or November 28, 2009.

c.         Stock options. Notwithstanding anything to the contrary in any other agreement or arrangement, written or otherwise, Russo will be permitted to exercise any stock options that have vested from the Separation Date until one year after the Separation Date. In addition, as of the Effective Date, the Company will vest 2,500 in stock options which would have otherwise not vested until April 2009.

d.          Other Compensation. On the Effective Date, the Company shall pay Russo for all unused vacation and sick time in accordance with the Company’s normal policies for executive officers of the Company. On the Effective Date, Russo shall be entitled to receive any bonuses that may have been recommended by the Compensation Committee and approved by the Board of Directors of the Company prior to the Separation Date.

e.         Russo shall not be entitled to any other forms of compensation except as provided herein. All payments shall be subject to applicable withholdings.

4.         Confidential Information and Trade Secrets. Russo agrees to protect and hold in confidence all Trade Secrets and Confidential Information (“Company Information”) belonging to the Company that Russo has received through or as a result of Russo’s employment by the Company and to take no action that may cause any such information to lose its character as Company Information. Russo shall neither disclose, divulge nor communicate to any third party any Trade Secrets belonging to the Company.

For purposes of this paragraph 4, “Confidential Information” means confidential data and confidential information relating to the Company’s business (which does not rise to the status of a Trade Secret) which has value to the Company and is not generally known to its competitors, such as Company pricing information, marketing information, revenue, customer preferences, customer lists, and other financial, marketing and sales information that would have value if disclosed to competitors. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company, (ii) has been independently developed and disclosed to the public by others, (iii) otherwise enters the public domain through lawful means, or (iv) was already known by the Russo at the time of disclosure to him.

For purposes of this paragraph 4, “Trade Secrets” means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers or customer preferences which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The provisions in this Agreement restricting the disclosure and use of Trade Secrets shall survive the execution of the Agreement and shall survive for so long as the respective information qualifies as a trade secret under applicable law.

5.         Acknowledgment and Incorporation of Continuing Post-Employment Restrictions. Russo acknowledges that notwithstanding anything herein to the contrary, or that could be construed to the contrary, he shall remain bound by paragraphs 5 and 10 of the “Amended and Restated Employment Agreement,” dated November 28, 2005 (the “Employment Agreement”), in accordance with their terms, which paragraphs are incorporated herein by reference. In addition, in the event of a “Change in Control” as such term is defined in the Employment Agreement, Russo shall be entitled to receive an aggregate amount equal to the Severance Pay, either (i) in a lump sum no later than thirty (30) days after the “Change in Control”, or (ii) in equal monthly installments commencing no later than thirty (30) days after the “Change in Control”, in the sole discretion of the Employee.

6.         Severability. The provisions of this Agreement are severable, and if any part of them are found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

7.         Complete Release. As a material inducement to the Company to enter into this Severance Agreement and General Release, Russo hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and each of the Company’s predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of any alleged contracts or violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; and (7) the Employee Retirement Income Security Act (“ERISA”) (all collectively hereinafter referred to as the “Claim” or “Claims”), which Russo now has, owns or holds, or claims to have, own or hold, or which Russo at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the Effective Date of this Agreement.

8.         No Knowledge of Illegal Activity. Russo acknowledges that he has no knowledge of any actions or inactions by any of the Releasees or by Russo that he believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

9.         Age Discrimination In Employment Act. Russo hereby acknowledges and agrees that this Agreement and the termination of Russo’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the release set forth in paragraph 7 hereof shall be applicable, without limitation, to any claims brought under these Acts. Russo further acknowledges and agrees that:

a.         The release given by Russo in this Agreement is given solely in exchange for the consideration set forth in this Agreement and such consideration is in addition to anything of value which Russo was entitled to receive prior to entering into this Agreement;

b.         By entering into this Agreement, Russo does not waive rights or claims that may arise after the date this Agreement is executed;

c.         Russo has been advised to consult an attorney prior to entering into this Agreement, and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Russo be so advised in writing;

d.         Russo has been offered twenty-one (21) days from receipt of this Agreement within which to consider the terms of this Agreement; and

e.         For a period of seven (7) days following Russo’s execution of this Agreement, he may revoke this Agreement and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

10.       No Other Representations. Russo represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of the Agreement or otherwise.

11.       Sole and Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and supersedes any and all prior agreements or understandings between the parties, except as to paragraphs 5 and 10 of the “Amended and Restated Employment Agreement.”

12.       Binding Effect, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Agreement shall not be assignable by Russo but shall be freely assignable by the Company.

13.       Knowledgeable Decision By Russo. Russo represents and warrants that he has read all the terms of this Agreement. Russo understands the terms of this Agreement and understands that this Agreement releases forever the Company from any legal action arising from Russo’s relationship with the Company. Russo is signing and delivering this Agreement of his own free will in exchange for the consideration to be given to Russo, which Russo acknowledges and agrees is adequate and satisfactory.

14.       Return of Company Materials and Property. Russo understands and agrees that, as of the Separation Date, he will return to the Company all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, vehicles, and any other equipment and other documents or information, whether in electronic or some other form, and all other physical or personal property that Russo received from the Company and/or that he used in the course of his employment with the Company and that are the property of the Company or its customers.

15.       Section 409A. This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code and shall be construed and interpreted in accordance therewith. Notwithstanding the preceding, the Company shall not be liable to Russo or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over this matter determines for any reason that any payments under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

16.       Delay of Payment. Notwithstanding any other provision of this Agreement, if Russo is a “specified employee” within the meaning of Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code, no payments (which are not otherwise exempt) may be made hereunder before the date which is six months after Russo’s separation from service or, if earlier, his death. Any amounts which would have otherwise been required to be paid during such six months, or if earlier, until Russo’s death shall be paid to him in one lump sum cash payment as soon as administratively practical after the date which is six (6) months after Russo’s separation from service or, if earlier, after Russo’s death. Any other payments scheduled to be made under this Agreement shall be made and provided at the times otherwise designated in this Agreement disregarding the delay of payment for the payments described above. Additionally, notwithstanding any other provision of this Agreement, Russo will only be entitled to receive payment on termination of employment when the termination qualifies as a “separation from service” within the meaning of Section 409A of the Code.

17.       Venue and Attorney’s Fees. Russo agrees that, at the option of the Company, any action brought to enforce or to test the enforceability of any provision of this Agreement, may be brought in either the United States District Court for the Middle District of Florida, or the Circuit Court of Pinellas County, Florida. Russo hereby voluntarily consents to personal jurisdiction in the State of Florida and waives any right he may otherwise have to contest the assertion of jurisdiction over him in Florida. In the event any action is brought to enforce or to test the enforceability of this Agreement or paragraphs 5 and 10 of the “Amended and Restated Employment Agreement,” the Company may recover from Russo all costs and expenses incurred as a result, including reasonable attorney’s fees, in addition to any other remedies to which the Company may be entitled.

18.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

[signatures on next page]

June 19, 2008	/s/ Carmelo Russo
Date	Carmelo Russo

AEROSONIC CORPORATION

June 19, 2008	/s/ Douglas Hillman
Date	By:	Douglas Hillman
Its:	President and Chief Executive Officer